Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Second Quarter 2015 Results
HOUSTON, July 29, 2015 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended June 30, 2015.

2015 SECOND QUARTER OVERVIEW

•
Compared to the second quarter of 2014, second quarter 2015 GAAP and non-GAAP results were negatively impacted by operating issues at certain production facilities amounting to $7.5 million, and an increase in turnaround costs primarily related to our facility in Berre, France, amounting to $5.7 million, or an aggregate decline in quarter over quarter results of $13.2 million.

•	Sales volume was 76.2 kilotons in the second quarter 2015 compared to 78.4 kilotons in the second quarter 2014.

•	Gross profit was $47.4 million in the second quarter 2015 compared to $72.1 million in the second quarter 2014.

•
Adjusted gross profit (non-GAAP) was $53.2 million, or $698 per ton, in the second quarter 2015 compared to $68.0 million, or $867 per ton, in the second quarter 2014. The decline in adjusted gross profit reflects the $7.5 million, or $98 per ton, adverse impact from production issues during the second quarter 2015, and the $5.7 million, or $75 per ton, increase in turnaround costs relative to the second quarter 2014.

•
Second quarter 2015 Adjusted EBITDA (non-GAAP) was $25.1 million compared to $38.6 million in the second quarter 2014, a decrease of $13.4 million, of which $13.2 million is related to the aforementioned increase in production issues and turnaround costs.

•	Net loss was $5.6 million, or $0.18 per diluted share, compared to net income of $11.1 million, or $0.33 per diluted share, in the second quarter 2014.

•
Adjusted net income (non-GAAP) was $0.7 million, or $0.02 per diluted share, compared to $11.0 million, or $0.33 per diluted share, in the second quarter 2014. The impact of the production issues and higher turnaround costs amounted to a $0.42 decline in diluted earnings per share compared to the second quarter 2014; $0.24 per diluted share associated with the production issues and $0.18 per diluted share associated with the increase in turnaround costs.

•	Net cash provided by operating activities was $50.7 million in the second quarter 2015 compared to $2.0 million in the second quarter 2014.

	Three months ended June 30,		Six months ended June 30,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Sales volume (in kilotons)	76.2	78.4	150.6	152.8
Revenue	$255,908	$323,767	$517,337	$635,423
EBITDA	$16,115	$35,928	$27,856	$50,603
Adjusted EBITDA(1)	$25,131	$38,580	$74,380	$76,074
Net income (loss) attributable to Kraton (GAAP)	$(5,564)	$11,143	$(15,020)	$3,234
Adjusted net income attributable to Kraton(1)	$730	$10,955	$24,892	$21,916
Earnings (loss) per diluted share (GAAP)	$(0.18)	$0.33	$(0.48)	$0.10
Adjusted earnings per diluted share(1)	$0.02	$0.33	$0.78	$0.66
Net cash provided by (used in) operating activities	$50,732	$2,029	$44,235	$(51,558)
_______________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

“Kraton’s second quarter 2015 financial results were below our expectations due to the adverse impact of unanticipated operational issues in the quarter, which negatively impacted operating results and limited our ability to fully satisfy sales demand during the period,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “As previously disclosed, production issues at our facility in Wesseling, Germany, and a delayed restart following a major turnaround at our facility in Berre, France, constrained production and sales into European paving markets, reducing second quarter 2015 adjusted gross profit and adjusted EBITDA by approximately $5.0 million. Although these operational issues were resolved in late June, we unfortunately encountered a production issue on one of our HSBC lines at our plant in Belpre, Ohio, which further impacted adjusted gross profit and EBITDA by an additional $2.5 million. The aggregate $7.5 million impact of these specific operational issues, in conjunction with $5.7 million of higher costs driven by the Berre turnaround, account for the $13.2 million reduction in second quarter 2015 adjusted EBITDA,” added Fogarty.
“These operational challenges are now behind us, and as we enter the third quarter 2015, we remain encouraged by business fundamentals in many of the markets we serve,” said Fogarty. “Our Cariflex business continued to deliver solid trend-line growth with 26% volume growth in the quarter, compared to the second quarter 2014. Our Specialty Polymers business demonstrated resilience by partially off-setting a volume decline in lubricant additive sales resulting from an inventory adjustment program at a major customer, and, to a lesser extent, the tail effect of the technology conversion in our personal care markets, both events as previously noted. And lastly, in our Performance Products business, sales volumes were relatively flat compared to the second quarter 2014 despite the seven kilotons of lost European production, and the resulting inability to fully serve customer orders in the quarter. Moreover, in contrast to prevailing market sentiment, our second quarter 2015 revenue in China was up nearly 10% compared to the second quarter 2014, driven by higher sales of differentiated product grades into medical and wire & cable applications. And in Europe, excluding the production-limited sales into paving applications and lower sales into lubricant additives, our sales volumes increased compared to the second quarter 2014, with broad-based growth across a range of end use applications,” Fogarty added. “Given the impact of the second quarter operational issues, we continue to expect full-year adjusted gross profit per ton to be $900 to $925 per ton. We remain on track to deliver $18.0 million of cost reductions in 2015, and we continue to execute on the strategic initiatives outlined in our investor day in mid-June, including an overall cost-out program expected to yield $70 million in savings in 2018. We look forward to providing you with updates on our progress over the balance of the year.”
Q2 2015 VERSUS Q2 2014 RESULTS
Revenue was $255.9 million for the three months ended June 30, 2015 compared to $323.8 million for the three months ended June 30, 2014, a decrease of $67.9 million, or 21.0%. Excluding the $26.1 million negative effect from currency movements, revenue declined $41.8 million, or 12.9%, with the decline driven primarily by lower average selling prices reflective of lower average raw material prices, and, to a lesser extent, lower sales volumes. Second quarter 2015 sales volumes were 76.2 kilotons, a decline of 2.2 kilotons compared to the second quarter of 2014, as higher sales volumes in the CariflexTM business were more than offset by lower sales volume in Specialty Polymers. Sales volumes in Performance Products were relatively flat compared to the second quarter 2014, despite losing approximately seven kilotons of production as a result of the previously announced operational issues at our Wesseling and Berre facilities, which limited our ability to fully supply SBS product to our customers in Europe.
With respect to revenue for each of our product groups:

•
Cariflex™ revenue was $33.2 million for the three months ended June 30, 2015 compared to $29.2 million for the three months ended June 30, 2014, an increase of $3.9 million, or 13.5%. Excluding a $2.5 million negative effect from currency fluctuations, revenue would have increased $6.4 million, or 22.0%. Cariflex sales volumes increased 26.0% compared to the second quarter 2014, largely driven by higher sales into surgical glove applications.

•
Specialty Polymers revenue was $84.6 million for the three months ended June 30, 2015 compared to $110.5 million for the three months ended June 30, 2014. The $25.9 million, or 23.4%, revenue decline (a decline of $20.2 million, or 18.3%, excluding a $5.7 million negative effect from currency fluctuations) was due to a 12.7% decline in sales volumes and lower average selling prices reflective of lower raw material costs. The decline in sales volume was due to lower sales into lubricant additive applications resulting from inventory reduction measures by a significant customer, and, to a lesser extent, lower sales into personal care applications. Partially offsetting these declines were higher sales into medical and industrial applications.

•
Performance Products revenue was $138.1 million for the three months ended June 30, 2015 compared to $184.0 million for the three months ended June 30, 2014. The $45.8 million, or 24.9%, revenue decline (a decline of $27.9 million, or 15.2%, excluding a $17.9 million negative effect from currency fluctuations) was due to lower average selling prices reflective of lower raw material costs. Sales volumes were flat despite the aforementioned seven kilotons of lost production at the Wesseling and Berre facilities, with higher sales into roofing applications in Europe and North America offset by lower sales into paving applications in Europe.

Gross profit was $47.4 million for the three months ended June 30, 2015 compared to $72.1 million for the three months ended June 30, 2014. Adjusted gross profit (non-GAAP) was $53.2 million, or $698 per ton, for the three months ended June 30, 2015 compared to $68.0 million, or $867 per ton, for the three months ended June 30, 2014. The decline in adjusted gross profit of $169 per ton reflects the aggregate impact of operating issues of $7.5 million, or $98 per ton, and the impact of the $5.7 million of higher turnaround costs, or $75 per ton. These two items significantly impacted comparability of results in the second quarter, however, given the planned nature of the turnaround costs and the causal factors resulting in the operating issues, these items have not been added back for purposes of determining adjusted gross profit or adjusted gross profit per ton.
Research and development expenses were $7.8 million for the three months ended June 30, 2015 compared to $8.0 million for the three months ended June 30, 2014, a decrease of $0.2 million, or 2.5%, which includes a $0.5 million positive effect from currency fluctuations.
Selling, general and administrative expenses were $23.6 million for the three months ended June 30, 2015 compared to $28.3 million for the three months ended June 30, 2014, a decrease of $4.7 million, or 16.5%. This decrease was primarily due to a $3.3 million reduction in transaction and acquisition related costs and a $1.0 million positive effect from currency fluctuations.
Adjusted EBITDA (non-GAAP) in the second quarter 2015 was $25.1 million, or 9.8% of revenue, compared to $38.6 million, or 11.9% of revenue, in the second quarter 2014, representing an $13.4 million, or 34.9%, decline primarily associated with the aforementioned operational issues and incremental turnaround costs aggregating $13.2 million. These two items significantly impacted comparability of results in the second quarter, however, given the planned nature of the turnaround costs and the causal factors resulting in the operating issues, these items have not been added back for purposes of determining adjusted gross profit or adjusted gross profit per ton.
Second quarter 2015 net loss attributable to Kraton was $5.6 million, or $0.18 per diluted share, compared to the second quarter 2014 net income of $11.1 million, or $0.33 per diluted share. Adjusted net income attributable to Kraton (non-GAAP) was $0.7 million, or $0.02 per diluted share, in the second quarter 2015 compared to adjusted net income attributable to Kraton of $11.0 million, or $0.33 per diluted share, in the second quarter 2014, representing a $0.31 per diluted share decline primarily due to the negative impact of the operational issues and higher turnaround costs totaling $13.2 million, or $0.42 per diluted share.
CASH FLOW
Net cash provided by operating activities was $50.7 million in the second quarter 2015 compared to $2.0 million in the second quarter 2014. The increase in operating cash flows reflects a decrease in inventories associated with the tail effect of raw material price decreases in the first quarter 2015 and other reductions in working capital primarily associated with the timing of cash receipts and disbursements.
OUTLOOK
Based upon our current market view and our outlook for raw material costs, we continue to believe our full year 2015 results will reflect adjusted gross profit of $900 to $925 per ton. We currently estimate that our results in the third quarter of 2015 will reflect a minimal spread between FIFO and ECRC. Taking supply and demand fundamentals into consideration, we currently expect relative stability in butadiene prices over the next year. We believe the current raw material price environment is positive for our business, as lower average selling prices, in combination with the performance qualities of Kraton's product offering, provide a strong value proposition relative to competing materials. Furthermore, while the strengthening of the U.S. Dollar against the Euro has created headwinds in terms of the translation effect, from a business standpoint, it is improving the competitive dynamics of our manufacturing plants in Europe relative to Asian producers who are exporting into Europe.

USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC (for additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014), but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income (loss) the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, July 30, 2015 at 9:00 a.m. (Eastern Time) to discuss second quarter 2015 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on July 30, 2015 through 1:59 a.m. (Eastern Time) on August 13, 2015. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 866-363-4055.

ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the Company, please visit www.kraton.com.
Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions, including the matters described under the caption “Outlook.”
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part II, Item 1A. Risk Factors” and “Part I, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such information in light of new information or future events.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue	$255,908	$323,767	$517,337	$635,423
Cost of goods sold	208,472	251,687	423,340	506,270
Gross profit	47,436	72,080	93,997	129,153
Operating expenses:
Research and development	7,801	7,999	15,748	16,296
Selling, general and administrative	23,622	28,280	50,571	62,498
Depreciation and amortization	15,411	16,669	30,707	33,078
Total operating expenses	46,834	52,948	97,026	111,872
Earnings of unconsolidated joint venture	102	127	178	244
Interest expense, net	5,704	6,230	11,824	12,568
Income (loss) before income taxes	(5,000)	13,029	(14,675)	4,957
Income tax expense	993	2,161	1,059	2,283
Consolidated net income (loss)	(5,993)	10,868	(15,734)	2,674
Net loss attributable to noncontrolling interest	(429)	(275)	(714)	(560)
Net income (loss) attributable to Kraton	$(5,564)	$11,143	$(15,020)	$3,234
Earnings (loss) per common share:
Basic	$(0.18)	$0.34	$(0.48)	$0.10
Diluted	$(0.18)	$0.33	$(0.48)	$0.10
Weighted average common shares outstanding:
Basic	30,772	32,268	30,919	32,215
Diluted	30,772	32,777	30,919	32,690

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)
	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$60,214	$53,818
Receivables, net of allowances of $302 and $245	109,361	107,432
Inventories of products	266,550	326,992
Inventories of materials and supplies	11,392	10,968
Deferred income taxes	7,149	7,247
Other current assets	32,552	24,521
Total current assets	487,218	530,978
Property, plant and equipment, less accumulated depreciation of $398,132 and $387,463	479,328	451,765
Intangible assets, less accumulated amortization of $94,506 and $88,939	46,139	49,610
Investment in unconsolidated joint venture	11,661	12,648
Debt issuance costs	5,901	7,153
Deferred income taxes	2,496	2,176
Other long-term assets	24,758	28,122
Total assets	$1,057,501	$1,082,452
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$137	$87
Accounts payable-trade	65,763	72,786
Other payables and accruals	47,586	50,888
Deferred income taxes	1,508	1,633
Due to related party	14,379	18,121
Total current liabilities	129,373	143,515
Long-term debt, net of current portion	395,343	351,785
Deferred income taxes	11,333	15,262
Other long-term liabilities	101,103	103,739
Total liabilities	637,152	614,301
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,350 shares issued and outstanding at June 30, 2015; 31,831 shares issued and outstanding at December 31, 2014	313	318
Additional paid in capital	356,578	361,342
Retained earnings	148,685	168,041
Accumulated other comprehensive loss	(123,033)	(99,218)
Total Kraton stockholders' equity	382,543	430,483
Noncontrolling interest	37,806	37,668
Total equity	420,349	468,151
Total liabilities and equity	$1,057,501	$1,082,452

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Six months ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(15,734)	$2,674
Adjustments to reconcile consolidated net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30,707	33,078
Amortization of debt premium	(86)	(80)
Amortization of debt issuance costs	1,107	1,108
Gain on disposal of property, plant and equipment	(8)	(16)
Earnings from unconsolidated joint venture, net of dividends received	185	243
Deferred income tax benefit	(3,124)	(3,565)
Share-based compensation	4,569	6,194
Decrease (increase) in:
Accounts receivable	(6,530)	(21,728)
Inventories of products, materials and supplies	50,487	(22,639)
Other assets	(7,279)	(4,827)
Increase (decrease) in:
Accounts payable-trade	(3,629)	(34,610)
Other payables and accruals	(2,502)	(2,921)
Other long-term liabilities	(490)	408
Due to related party	(3,438)	(4,877)
Net cash provided by (used in) operating activities	44,235	(51,558)
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant and equipment	(28,030)	(30,503)
KFPC purchase of property, plant and equipment	(34,250)	(22,472)
Purchase of software and other intangibles	(1,140)	(1,789)
Net cash used in investing activities	(63,420)	(54,764)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	25,000	24,000
Repayments of debt	(25,000)	(24,000)
KFPC proceeds from debt	42,822	—
Capital lease payments	(65)	(4,495)
Purchase of treasury stock	(14,687)	(667)
Proceeds from the exercise of stock options	1,013	1,036
Net cash provided by (used in) financing activities	29,083	(4,126)
Effect of exchange rate differences on cash	(3,502)	467
Net increase (decrease) in cash and cash equivalents	6,396	(109,981)
Cash and cash equivalents, beginning of period	53,818	175,872
Cash and cash equivalents, end of period	$60,214	$65,891
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$4,630	$8,665
Cash paid during the period for interest, net of capitalized interest	$10,329	$11,487
Capitalized interest	$2,407	$1,352
Supplemental non-cash disclosures:
Property, plant and equipment accruals	$2,945	$3,142
Asset acquired through capital lease	$681	$7,033

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATING SUMMARY OF CASH FLOW AND DEBT (Unaudited) (In millions)

	Six Months Ended June 30, 2015
	Kraton	KFPC	Consolidated
Operating activities	$48.0	$(3.8)	$44.2
Investing activities	$(29.2)	$(34.2)	$(63.4)
Financing activities	$(13.7)	$42.8	$29.1
Foreign currency impact	$(3.6)	$0.1	$(3.5)
Beginning cash	$45.8	$8.0	$53.8
Ending cash	$47.3	$12.9	$60.2
Debt	$352.5	$43.0	$395.5
Net Debt	$305.2	$30.1	$335.3

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Gross profit	$47,436	$72,080	$93,997	$129,153
Add (deduct):
Restructuring and other charges (a)	53	67	81	558
Production downtime (b)	(171)	—	(328)	12,413
Non-cash compensation expense	117	155	274	372
Spread between FIFO and ECRC	5,810	(4,300)	39,218	(8,324)
Adjusted gross profit	$53,245	$68,002	$133,242	$134,172
 ____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)
Weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2015, the reduction in costs is due to additional insurance recoveries related to the Belpre production downtime.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss) attributable to Kraton	$(5,564)	$11,143	$(15,020)	$3,234
Net loss attributable to noncontrolling interest	(429)	(275)	(714)	(560)
Consolidated net income (loss)	(5,993)	10,868	(15,734)	2,674
Add:
Interest expense, net	5,704	6,230	11,824	12,568
Income tax expense	993	2,161	1,059	2,283
Depreciation and amortization	15,411	16,669	30,707	33,078
EBITDA	16,115	35,928	27,856	50,603
Add (deduct):
Restructuring and other charges (a)	147	132	966	653
Transaction and acquisition related costs (b)	502	3,807	830	13,043
Production downtime (c)	(101)	—	(209)	13,013
KFPC startup costs (d)	698	433	1,150	892
Non-cash compensation expense (e)	1,960	2,580	4,569	6,194
Spread between FIFO and ECRC	5,810	(4,300)	39,218	(8,324)
Adjusted EBITDA	$25,131	$38,580	$74,380	$76,074
_____________________________________________________

(a)
Severance expenses, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses in 2015 and primarily in cost of goods sold in 2014.

(b)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general and administrative expenses. In 2014, primarily professional fees related to the terminated Combination Agreement with LCY.

(c)
Weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2014, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses. In 2015, the reduction in costs is due to additional insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(e)
For the three months ended June 30, 2015 and 2014, respectively, $1.7 million and $2.2 million is recorded in selling, general and administrative expenses, $0.2 million and $0.2 million is recorded in research and development expenses, and $0.1 million and $0.2 million is recorded in cost of goods sold. For the six months ended June 30, 2015 and 2014, respectively, $3.9 million and $5.3 million is recorded in selling, general and administrative expenses, $0.4 million and $0.5 million is recorded in research and development expenses, and $0.3 million and $0.4 million is recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	$(5,000)	$993	$(429)	$(0.18)	$13,029	$2,161	$(275)	$0.33
Restructuring and other charges (a)	147	19	—	—	132	22	—	—
Transaction and acquisition related costs (b)	502	10	—	0.02	3,807	—	—	0.11
Production downtime (c)	(101)	(3)	—	—	—	—	—	—
KFPC startup costs (d)	698	118	290	0.01	433	73	180	0.01
Spread between FIFO and ECRC	5,810	328	—	0.17	(4,300)	(15)	—	(0.12)
Adjusted Earnings	$2,056	$1,465	$(139)	$0.02	$13,101	$2,241	$(95)	$0.33

	Six Months Ended June 30, 2015				Six Months Ended June 30, 2014
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	$(14,675)	$1,059	$(714)	$(0.48)	$4,957	$2,283	$(560)	$0.10
Restructuring and other charges (a)	966	45	—	0.03	653	121	—	0.02
Transaction and acquisition related costs (b)	830	17	—	0.03	13,043	—	—	0.39
Production downtime (c)	(209)	(5)	—	(0.01)	13,013	—	—	0.39
KFPC startup costs (d)	1,150	196	477	0.01	892	152	370	0.01
Spread between FIFO and ECRC	39,218	1,313	—	1.20	(8,324)	(48)	—	(0.25)
Adjusted Earnings	$27,280	$2,625	$(237)	$0.78	$24,234	$2,508	$(190)	$0.66

(a)
Severance expenses, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses in 2015 and primarily in cost of goods sold in 2014.

(b)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general and administrative expenses. In 2014, primarily professional fees related to the terminated Combination Agreement with LCY.

(c)
Weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2014, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses. In 2015, the reduction in costs is due to additional insurance recoveries related to the Belpre production downtime, which are recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended June 30, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$255,908	$—		$—	$255,908
Cost of goods sold	208,472	119	(a)	(5,810)	202,781
Gross profit	47,436	(119)		5,810	53,127
Operating expenses:
Research and development	7,801	—		—	7,801
Selling, general and administrative	23,622	(1,365)	(b)	—	22,257
Depreciation and amortization	15,411	—		—	15,411
Total operating expenses	46,834	(1,365)		—	45,469
Earnings of unconsolidated joint venture	102	—		—	102
Interest expense, net	5,704	—		—	5,704
Income (loss) before income taxes	(5,000)	1,246		5,810	2,056
Income tax expense	993	144	(c)	328	1,465
Consolidated net income (loss)	(5,993)	1,102		5,482	591
Net loss attributable to noncontrolling interest	(429)	290	(d)	—	(139)
Net income (loss) attributable to Kraton	$(5,564)	$812		$5,482	$730

Earnings (loss) per common share:
Basic	(0.18)	0.03		0.17	0.02
Diluted	(0.18)	0.03		0.17	0.02
Weighted average common shares outstanding:
Basic	30,772	30,772		30,772	30,772
Diluted	30,772	31,149		31,149	31,149

(a)
$0.2 million reduction of costs related to additional insurance recoveries associated with the first quarter 2014 production downtime at our Belpre, Ohio, and Berre, France, facilities, partially offset by $0.1 million of restructuring and other charges.

(b)	$0.1 million of restructuring and other charges, $0.5 million of transaction related costs, $0.1 million of production downtime costs and $0.7 million of KFPC startup costs.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended June 30, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$323,767	$—		$—	$323,767
Cost of goods sold	251,687	(67)	(a)	4,300	255,920
Gross profit	72,080	67		(4,300)	67,847
Operating expenses:
Research and development	7,999	—		—	7,999
Selling, general and administrative	28,280	(4,305)	(b)	—	23,975
Depreciation and amortization	16,669	—		—	16,669
Total operating expenses	52,948	(4,305)		—	48,643
Earnings of unconsolidated joint venture	127	—		—	127
Interest expense, net	6,230	—		—	6,230
Income before income taxes	13,029	4,372		(4,300)	13,101
Income tax expense	2,161	95	(c)	(15)	2,241
Consolidated net income	10,868	4,277		(4,285)	10,860
Net loss attributable to noncontrolling interest	(275)	180	(d)	—	(95)
Net income attributable to Kraton	$11,143	$4,097		$(4,285)	$10,955

Earnings per common share:
Basic	$0.34	$0.12		$(0.13)	$0.33
Diluted	$0.33	$0.12		$(0.12)	$0.33
Weighted average common shares outstanding:
Basic	32,268	32,268		32,268	32,268
Diluted	32,777	32,777		32,777	32,777

(a)	$0.1 million of restructuring and other charges.

(b)	$3.8 million of transaction related costs, $0.4 million of KFPC startup costs, and $0.1 million of restructuring and other charges.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET LOSS ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Six Months Ended June 30, 2015
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$517,337	$—		$—	$517,337
Cost of goods sold	423,340	247	(a)	(39,218)	384,369
Gross profit	93,997	(247)		39,218	132,968
Operating expenses:
Research and development	15,748	—		—	15,748
Selling, general and administrative	50,571	(2,984)	(b)	—	47,587
Depreciation and amortization	30,707	—		—	30,707
Total operating expenses	97,026	(2,984)		—	94,042
Earnings of unconsolidated joint venture	178	—		—	178
Interest expense, net	11,824	—		—	11,824
Income (loss) before income taxes	(14,675)	2,737		39,218	27,280
Income tax expense	1,059	253	(c)	1,313	2,625
Consolidated net income (loss)	(15,734)	2,484		37,905	24,655
Net loss attributable to noncontrolling interest	(714)	477	(d)	—	(237)
Net income (loss) attributable to Kraton	$(15,020)	$2,007		$37,905	$24,892

Earnings (loss) per common share:
Basic	$(0.48)	$0.06		$1.21	$0.79
Diluted	$(0.48)	$0.06		$1.20	$0.78
Weighted average common shares outstanding:
Basic	30,919	30,919		30,919	30,919
Diluted	30,919	31,260		31,260	31,260

(a)
$0.3 million reduction of costs related to additional insurance recoveries associated with the first quarter 2014 production downtime at our Belpre, Ohio, and Berre, France, facilities, partially offset by $0.1 million of restructuring and other charges.

(b)	$0.9 million of transaction restructuring and other charges, $0.8 million of transaction related costs, $0.1 million of production downtime costs, and $1.2 million of KFPC startup costs.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Six Months Ended June 30, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$635,423	$—		$—	$635,423
Cost of goods sold	506,270	(12,971)	(a)	8,324	501,623
Gross profit	129,153	12,971		(8,324)	133,800
Operating expenses:
Research and development	16,296	—		—	16,296
Selling, general and administrative	62,498	(14,630)	(b)	—	47,868
Depreciation and amortization	33,078	—		—	33,078
Total operating expenses	111,872	(14,630)		—	97,242
Earnings of unconsolidated joint venture	244	—		—	244
Interest expense, net	12,568	—		—	12,568
Income before income taxes	4,957	27,601		(8,324)	24,234
Income tax expense	2,283	273	(c)	(48)	2,508
Consolidated net income	2,674	27,328		(8,276)	21,726
Net loss attributable to noncontrolling interest	(560)	370	(d)	—	(190)
Net income attributable to Kraton	$3,234	$26,958		$(8,276)	$21,916

Earnings per common share:
Basic	$0.10	$0.82		$(0.25)	$0.67
Diluted	$0.10	$0.81		$(0.25)	$0.66
Weighted average common shares outstanding:
Basic	32,215	32,215		32,215	32,215
Diluted	32,690	32,690		32,690	32,690

(a)	$12.4 million of production downtime at our Belpre, Ohio, and Berre, France, facilities, and $0.6 million of restructuring and other charges.

(b)
$13.0 million of transaction related costs, $0.9 million of KFPC startup costs, $0.6 million of production downtime at our Belpre, Ohio, and Berre, France, facilities, and $0.1 million of restructuring and other charges.

(c)	Tax effect of other adjustments.

(d)	Portion of the adjustment associated with the KFPC startup costs which is attributed to the non-controlling interest.